EXHIBIT 99.1

NEWS RELEASE	CONTACT:	JOHN P. NELSON
FOR IMMEDIATE RELEASE		CEO AND PRESIDENT
(515) 232-6251
July 19, 2024

AMES NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE second QUARTER OF 2024

Ames, Iowa – Ames National Corporation (Nasdaq: ATLO; the “Company”) today reported net income for the second quarter of 2024 of $2.2 million, or $0.24 per share, compared to $2.6 million, or $0.28 per share, earned in the second quarter of 2023.  For the six months ended June 30, 2024, net income for the Company totaled $4.5 million or $0.50 per share, compared to $5.8 million or $0.64 per share earned in 2023.  The decrease in earnings is primarily the result of higher interest expense on deposits and other borrowed funds, offset in part by an increase in interest income on loans. The higher interest expense on deposits is due to an increase in market rates and customers seeking higher interest rate options. The increase in interest income on loans was primarily due to higher rates and growth in the loan portfolio.

INCOME STATEMENT HIGHLIGHTS (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023

Net income (in thousands)	$2,184	$2,557	$4,488	$5,754
Earnings per share - basic and diluted	$0.24	$0.28	$0.50	$0.64
Return on average assets	0.41%	0.47%	0.42%	0.54%
Return on average equity	5.40%	6.45%	5.50%	7.40%
Efficiency ratio	79.61%	77.57%	78.78%	73.87%
Net interest margin	2.14%	2.20%	2.14%	2.26%

COMPANY STOCK HIGHLIGHTS (unaudited)

As of or for the
three months ended
June 30,
Company Stock (ATLO)	2024

Closing price	$20.49
Price range	$18.81 - 21.70
Book value per common share	$18.58
Cash dividend declared	$0.27
Dividend yield	5.27%

BALANCE SHEET HIGHLIGHTS (unaudited)

	June 30,
(Dollars in thousands)	2024	2023

Assets	$2,126,315	$2,174,261
Loans receivable, net	1,281,214	1,232,772
Deposits	1,821,113	1,863,277
Stockholders' equity	167,053	155,429
Capital ratio	7.86%	7.15%

Second Quarter 2024 Results:

Second quarter 2024 loan interest income was $2.2 million higher than second quarter 2023 and was primarily due to higher average interest rates and growth in the loan portfolio. Deposit interest expense increased $2.2 million during this same period due primarily to an increase in market interest rates and customers shifting to higher rate deposit products. Other borrowed funds interest expense increased $289 thousand during the same period due primarily to higher rates on borrowings. Second quarter 2024 net interest income totaled $10.9 million, a decrease of $0.4 million, or 3.8%, compared to the same quarter a year ago. The Company’s net interest margin was 2.14% for the quarter ended June 30, 2024 as compared to 2.20% for the quarter ended June 30, 2023. The net interest margin was 2.13% for the quarter ended March 31, 2024. The decrease in net interest margin compared to 2023 was primarily due to an increase in market interest rates and deposits repricing more quickly than interest-earning assets.

A credit loss expense of $182 thousand was recognized in the second quarter of 2024 as compared to a credit loss expense of $33 thousand in the second quarter of 2023. There were no net loan charge-offs for the quarter ended June 30, 2024 compared to net loan charge-offs of $23 thousand for the quarter ended June 30, 2023. The credit loss expense in 2024 was primarily due to loan growth.

Noninterest income for the second quarter of 2024 totaled $2.6 million as compared to $2.3 million in the second quarter of 2023, an increase of 13.1%. The increase is primarily due to an increase in estate fees recognized in wealth management income.

Noninterest expense for the second quarter of 2024 totaled $10.7 million compared to $10.6 million recorded in the second quarter of 2023, an increase of 1.7%. The increase is primarily due to an increase in number of employees, normal increases in salaries and benefits and $300 thousand of consultant fees for certain contract negotiations included in professional fees. The increase in noninterest expense was partially offset by a decrease in other expenses due to a wire fraud loss of $523 thousand recorded in the second quarter of 2023. The efficiency ratio was 79.61% for the second quarter of 2024 as compared to 77.57% in the second quarter of 2023.

Income tax expense for the second quarter of 2024 totaled $385 thousand compared to $464 thousand recorded in the second quarter of 2023. The effective tax rate was 15% for the quarters ended June 30, 2024 and 2023, respectively. The lower than expected tax rate in 2024 and 2023 was primarily due to tax-exempt interest income and New Markets Tax Credits.

Six Months 2024 Results:

For the six months ended June 30, 2024 loan interest income was $5.0 million higher than the first six months of 2023. The increase is primarily due to higher average rates and growth in the loan portfolio. Deposit interest expense increased $5.1 million during this same period due to an increase in market interest rates and customers shifting to higher rate deposit products. The net interest income for the six months ended June 30, 2024 totaled $21.8 million, a decrease of $1.2 million, or 5.2%, compared to the same period a year ago. The Company’s net interest margin was 2.14% for the six months ended June 30, 2024 as compared to 2.26% for the six months ended June 30, 2023. The decrease in net interest margin was primarily due to an increase in market interest rates and deposits repricing more quickly than interest-earning assets.

A credit loss expense of $351 thousand was recognized for the six months ended June 30, 2024 as compared to a credit loss expense of $308 thousand for the six months ended June 30, 2023. Net loan recoveries totaled $4 thousand for the six months ended June 30, 2024 compared to net loan charge-offs of $181 thousand for the six months ended June 30, 2023. The credit loss expense in 2024 was primarily due to loan growth and an increase in the risks associated with the softening of commercial real estate collateral. The credit loss expense in 2023 was primarily due to charge-offs in the agriculture and commercial loan portfolios.

Noninterest income for the six months ended June 30, 2024 totaled $4.8 million compared to $4.6 million for the six months ended June 30, 2023, an increase of 5.0%. The increase in noninterest income was primarily due to an increase in estate fees recognized in wealth management income and partially offset by losses on the sale of securities.

Noninterest expense for the six months ended June 30, 2024 totaled $20.9 million compared to $20.3 million for the six months ended June 30, 2023, an increase of 2.9%. The increase is primarily due to an increase in number of employees, normal increases in salaries and benefits and $350 thousand of consultant fees for certain contract negotiations included in professional fees. The increase in noninterest expense was partially offset by a decrease in other expenses due to a wire fraud loss of $523 thousand recorded in the second quarter of 2023. The efficiency ratio was 78.78% and 73.87% for the six months ended June 30, 2024 and 2023, respectively.

Income tax expense for the six months ended June 30, 2024 and 2023 totaled $0.8 million and $1.1 million, respectively. The effective tax rate was 15% and 16% for the six months ended June 30, 2024 and 2023, respectively.  The lower than expected tax rate in 2024 and 2023 was due primarily to tax-exempt interest income and New Markets Tax Credits.

Balance Sheet Review:

As of June 30, 2024, total assets were $2.1 billion, a decrease of $47.9 million, as compared to June 30, 2023. The decrease in assets was primarily due to a decrease in interest-bearing deposits and securities available-for-sale, partially offset by an increase in loans.

Securities available-for-sale as of June 30, 2024 decreased to $690.8 million from $758.5 million as of June 30, 2023. The decrease in securities available-for-sale is primarily due to maturities in excess of purchases. The Company's investment portfolio had an expected duration of 3.34 years as of June 30, 2024. There are approximately $104 million of investments maturing within one year at an average yield of approximately 1.8%.

Net loans as of June 30, 2024 increased to $1.28 billion as compared to $1.23 billion as of June 30, 2023, an increase of 3.9%. The increase was primarily due to an increase in the agriculture, commercial real estate, and multifamily loan portfolios. Impaired loans were $12.0 million and $10.7 million as of June 30, 2024 and 2023, respectively. There are approximately $229 million of loans maturing within one year.

The allowance for credit losses on June 30, 2024 totaled $17.2 million, or 1.32% of loans, compared to $16.3 million, or 1.31% of loans, as of June 30, 2023. The increase in the allowance for credit losses is mainly due to loan growth and an increased collateral value risk factor in the commercial real estate portfolio.

Other assets were $12.5 million as of June 30, 2024, compared to $4.9 million as of June 30, 2023.  The increase in other assets is due to $8 million of investments that matured on June 30, 2024 with the proceeds received on July 1, 2024.

Deposits totaled $1.82 billion as of June 30, 2024, a decrease of 2.3%, compared to $1.86 billion recorded as of June 30, 2023. The decrease in deposits is primarily due to lower balances in retail and commercial noninterest-bearing checking, savings and money market accounts as customers seek higher interest rates. A portion of the decrease in retail and commercial noninterest-bearing checking, savings and money market accounts was offset by an increase in time deposits and public funds. Securities sold under agreements to repurchase decreased to $40.7 million as of June 30, 2024 compared to $48.1 million as of June 30, 2023. Securities sold under agreements to repurchase and deposit balances fluctuate as customers’ liquidity needs vary and could be impacted by prevailing market interest rates, competition, and economic conditions.

Other borrowings decreased to $85.9 million as of June 30, 2024 compared to $97.4 million as of June 30, 2023. The Company has reduced borrowings throughout 2024 as investments have matured.

The Company’s stockholders’ equity represented 7.9% of total assets as of June 30, 2024 with all of the Company’s six affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $167.1 million as of June 30, 2024, compared to $155.4 million as of June 30, 2023. The increase in stockholders’ equity of $11.7 million was primarily the result of a decrease in unrealized losses on the investment portfolio.

Cash Dividend Announcement

On May 8, 2024, the Company declared a quarterly cash dividend on common stock, payable on August 15, 2024 to stockholders of record as of August 1, 2024, equal to $0.27 per share.

Forecasted Earnings

Based upon the 2024 year to date net income, management is anticipating that the Company will not meet the 2024 forecasted earnings primarily due to higher than anticipated interest expense on deposits and other borrowings.

About Ames National Corporation

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; United Bank & Trust Co., Marshalltown; and Iowa State Savings Bank, Creston, Iowa.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future performance and asset quality. Forward-looking statements contained in this News Release are not historical facts and are based on management’s current beliefs, assumptions, predictions and expectations of future events, including the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions, predictions and expectations are subject to numerous risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to management and many of which are beyond management’s control. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements. Accordingly, investors are cautioned not to place undue reliance on such forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “forecasts”, “continuing,” “ongoing,” “expects,” “views,” “intends” and similar words or phrases. The risks and uncertainties that may affect the Company’s future performance and asset quality include, but are not limited to, the following: national, regional and local economic conditions and the impact they may have on the Company and its customers; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for credit losses as dictated by new market conditions or regulatory requirements; changes in local, national and international economic conditions, including rising inflation rates; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the headings “Forward-Looking Statements and Business Risks” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2023. Any forward-looking statements are qualified in their entirety by the foregoing risks and uncertainties and speak only as of the date on which such statements are made. The Company undertakes no obligation to revise or update such forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)

	June 30,	June 30,
ASSETS	2024	2023

Cash and due from banks	$25,494	$22,045
Interest-bearing deposits in financial institutions and federal funds sold	37,948	71,254
Total cash and cash equivalents	63,442	93,299
Interest-bearing time deposits	6,415	11,114
Securities available-for-sale	690,843	758,520
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock, at cost	3,948	4,007
Loans receivable, net	1,281,214	1,232,772
Loans held for sale	510	652
Bank premises and equipment, net	22,134	20,877
Accrued income receivable	12,484	10,560
Bank-owned life insurance	3,171	3,092
Deferred income taxes, net	16,022	20,411
Intangible assets, net	1,256	1,673
Goodwill	12,424	12,424
Other assets	12,452	4,860

Total assets	$2,126,315	$2,174,261

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Noninterest-bearing checking	$340,569	$390,382
Interest-bearing checking	618,819	608,825
Savings and money market	556,074	608,000
Time, $250 and over	73,368	67,382
Other time	232,283	188,688
Total deposits	1,821,113	1,863,277

Securities sold under agreements to repurchase	40,664	48,081
Other borrowings	85,930	97,400
Dividends payable	2,428	2,428
Accrued interest payable	3,191	2,334
Accrued expenses and other liabilities	5,936	5,312
Total liabilities	1,959,262	2,018,832

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 8,992,167 shares as of June 30, 2024 and 2023	17,984	17,984
Additional paid-in capital	14,253	14,253
Retained earnings	180,082	180,228
Accumulated other comprehensive (loss)	(45,266)	(57,036)
Total stockholders' equity	167,053	155,429

Total liabilities and stockholders' equity	$2,126,315	$2,174,261

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023

Interest and dividend income:
Loans, including fees	$16,220	$14,001	$32,042	$27,072
Securities:
Taxable	3,027	3,188	6,119	6,404
Tax-exempt	508	585	1,043	1,199
Other interest and dividend income	780	713	1,442	1,008
Total interest and dividend income	20,535	18,487	40,646	35,683

Interest expense:
Deposits	8,170	5,981	15,759	10,696
Other borrowed funds	1,493	1,204	3,109	2,016
Total interest expense	9,663	7,185	18,868	12,712

Net interest income	10,872	11,302	21,778	22,971

Credit loss expense	182	33	351	308

Net interest income after credit loss expense	10,690	11,269	21,427	22,663

Noninterest income:
Wealth management income	1,476	1,185	2,671	2,350
Service fees	341	334	663	657
Securities gains (losses), net	-	7	(165)	7
Gain on sale of loans held for sale	166	109	249	159
Merchant and card fees	423	431	785	845
Other noninterest income	213	249	593	551
Total noninterest income	2,619	2,315	4,796	4,569

Noninterest expense:
Salaries and employee benefits	6,437	5,879	12,674	11,849
Data processing	1,568	1,577	3,003	2,898
Occupancy expenses, net	716	792	1,493	1,602
FDIC insurance assessments	296	349	597	519
Professional fees	863	535	1,323	995
Business development	285	305	665	664
Intangible asset amortization	86	128	173	258
New market tax credit projects amortization	175	191	349	383
Other operating expenses, net	314	807	657	1,175
Total noninterest expense	10,740	10,563	20,934	20,343

Income before income taxes	2,569	3,021	5,289	6,889

Provision for income taxes	385	464	801	1,135

Net income	$2,184	$2,557	$4,488	$5,754

Basic and diluted earnings per share	$0.24	$0.28	$0.50	$0.64

Dividends declared per share	$0.27	$0.27	$0.54	$0.54